Exhibit 99.1

Worthington Industries Sells Share of Aegis Metal Framing Joint Venture

COLUMBUS, Ohio--(BUSINESS WIRE)--December 19, 2008--Worthington Industries, Inc. (NYSE: WOR) announced today that its subsidiary, Dietrich Metal Framing, has signed an agreement to sell its share of Aegis Metal Framing for approximately $25 million to its partner, MiTek Industries, Inc. The joint venture began operations in February of 2002. MiTek Industries, Inc. is a subsidiary of Berkshire Hathaway, Inc. (NYSE: BRK.A).

Aegis Metal Framing provides building component manufacturers with a full line of metal framing products that are integrated with engineering, whole-structure design, estimating and management software. Certain dedicated Aegis production lines from Dietrich facilities in Rockhill, S.C., and Hammond, Ind., are included in the sale and will be transferred to a designated MiTek facility. The equipment transfer will be staged over the first six months of calendar year 2009.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. Worthington Industries and its subsidiaries employ more approximately 7,500 and operate 68 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commissions.

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
asanders@WorthingtonIndustries.com